Exhibit 21

SUBSIDIARIES OF ALLEGHANY CORPORATION

Alleghany Insurance Holdings LLC (Delaware)

CapSpecialty, Inc. (Wisconsin)

Capitol Facilities Corporation (Wisconsin)

Professional Risk Management Services, Inc. (Delaware)

Capitol Indemnity Corporation (Wisconsin)

Capitol Specialty Insurance Corporation (Wisconsin)

Platte River Insurance Company (Nebraska)

CATA Services Company (Wisconsin)

Pacific Compensation Corporation (Delaware)

Pacific Compensation Insurance Company (California)

eDirect Insurance Services, Inc. (Delaware)

AIHL Re LLC (Vermont)

RSUI Group, Inc. (Delaware)

Resurgens Specialty Underwriting, Inc. (Georgia)

RSUI Indemnity Company (New Hampshire)

Covington Specialty Insurance Company (New Hampshire)

Landmark American Insurance Company (Oklahoma)

RSA Surplus Lines Insurance Services, Inc. (Delaware)

Roundwood Asset Management LLC (Delaware)

Transatlantic Holdings, Inc. (Delaware)

Transatlantic Reinsurance Company (New York)

Fair American Insurance and Reinsurance Company (New York)

Fair American Select Insurance Company (Delaware)

TransRe London Holdings Limited (United Kingdom)

TransRe London Limited (United Kingdom)

TransRe London Services Limited (United Kingdom)

TransRe Zurich Ltd. (Zurich, Switzerland)

Transatlantic Re (Argentina) S.A. (Argentina)

TRC Escritório de Representacão no Brasil Ltda. (Brazil)

Transatlantic Polska Sp. z o.o. (Poland)

TransRe S.A. (Panama)

TRC International Services S.A. (Panama)

TReIMCo Limited (United Kingdom)

Calpe Insurance Company Limited (Gibraltar)

TransRe Europe Services Ltd. (Zurich, Switzerland)

Certain other subsidiaries have been omitted because, in the aggregate, they would not constitute a significant subsidiary.